AMENDED AND RESTATED MANAGEMENT AGREEMENT
Dated as of October 3, 2022
This AMENDED AND RESTATED MANAGEMENT AND SERVICES AGREEMENT (this “Agreement”) is effective as of the 3rd day of October, 2022, among ROYALTY PHARMA PLC, a public limited company established under the laws of England and Wales (the “Company”), and RP MANAGEMENT, LLC, a Delaware limited liability company (the “Manager”). Capitalized terms used in the preamble and recitals of this Agreement and not otherwise defined therein are defined in Section 1 (Definitions).
R E C I T A L S:
WHEREAS, the Company was formed for the purpose of investing its assets in RP Holdings or any other Subsidiary;
WHEREAS, pursuant to the Management and Services Agreement, dated June 15, 2020 (the “Original MSA”), the Company appointed the Manger as investment manager of the Company in order to avail itself of the experience, sources of information, advice and assistance of the Manager and to have the Manager perform various investment management services for the Company;
WHEREAS, the parties have determined to amend and restate the terms upon which the Manager will provide the Company with management and advisory services on the terms and subject to the conditions hereafter contained for, among other things, the purpose of clarifying the definition of the term “Royalty Investment” (as defined herein) to align with current treatment; and
WHEREAS, the Manager will continue to perform such services under the terms and conditions as set forth herein and in accordance with the terms of the Articles of Association of the Company (“Organizational Documents”) and subject to the oversight of the Board of Directors.
NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend and restate the Original MSA with effect from the date hereof as follows:
Section 1.Definitions.
Unless otherwise expressly provided in this Agreement, the following terms used in this Agreement shall have the following meanings:

“Advisers Act”	means the U.S. Investment Advisers Act of 1940, as amended.

“Affiliate”	with respect to any specified Person, any Person directly or indirectly Controlling, Controlled by or under common Control with such Person; provided that for purposes of this Agreement, each of the Company and Pharmakon shall not be deemed to be an Affiliate of the Manager.
“Agreement”	shall have the meaning set forth in the preamble of this Agreement.
“Applicable Party”	means EPA Holdings, the Manager or an executive of the Manager or EPA Holdings (including Mr. Legorreta).
“Board of Directors”	means the board of directors of the Company.
“Business Day”	means a day which is not a Saturday, Sunday or a day on which banks in New York City, Dublin and London are authorized or required by law to close.
“Cash Receipts”	with respect to each investment that is indirectly held by the Company through a Subsidiary, all cash proceeds received in respect of such investment during the applicable period.
“Cause”	will exist where (i) an Applicable Party has committed (or in the case of Applicable Parties who are executives, caused EPA Holdings or the Manager to commit) a material breach of the governing documents of the Company, the limited partnership agreement of a Continuing Investors Partnership, or this Agreement; (ii) an Applicable Party has committed (or in the case of Applicable Parties who are executives, caused EPA Holdings or the Manager to commit) willful misconduct in connection with the performance of its duties under the terms of the governing documents of the Company, the limited partnership agreement of a Continuing Investors Partnership, or this Agreement, (iii) there is a declaration of bankruptcy by the Applicable Party or (iv) there is a determination by any court with proper jurisdiction that an Applicable Party has committed an intentional felony or engaged in any fraudulent conduct, in each such case of clauses (ii) and (iv) which has a material adverse effect on the business, assets or condition (financial or otherwise) or prospects of the RPI Group and its Affiliates (taken as a whole).

“Code”	means the U.S. Internal Revenue Code of 1986, as amended and as hereafter amended, or any successor law.
“Company”	shall have the meaning set forth in the preamble of this Agreement.
“Competing Fund”	means a limited partnership or pooled investment vehicle, other than the Company or any direct or indirect Subsidiary of the Company and any of the Legacy Vehicles for which the Manager or any of its Affiliates acts as the general partner or investment manager, that are formed for the purpose of investing in Royalty Investments, other than any vehicle managed by Pharmakon or its successor, or any vehicle approved by the independent members of the Board of Directors.
“Confidential Information”	any proprietary information relating to the organization, finances, business, transactions or affairs of the Company or the Manager or any of their Affiliates as the case may be.
“Continuing International Investors Partnership”	RPI International Holdings 2019, LP, a Cayman Islands exempted limited partnership.
“Continuing Investors Partnership”	means each of the Continuing International Investors Partnership and the Continuing US Investors Partnership.
“Continuing US Investors Partnership”	RPI US Partners 2019, LP, a Delaware limited partnership.
“Control”	with respect to any Person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of such Person; provided, however, that customary approval and veto rights granted to minority equity holders of a Person shall not be deemed to constitute “Control” of such Person.
“Effective Date”	means the date as of which the Manager ceases to furnish services to the Company.
“EPA Holdings”	RPI EPA Holdings, LP, a Delaware limited partnership.

“FATCA”	means the legislation known as the U.S. Foreign Account Tax Compliance Act, Sections 1471 through 1474 of the Code, and any regulations (whether proposed, temporary or final), including any subsequent amendments, and administrative guidance promulgated thereunder (or which may be promulgated in the future), any intergovernmental agreements and related statutes, regulations or rules and other guidance thereunder, any governmental authority pursuant to the foregoing, and any agreement entered into with respect thereto.
“Initial Term”	shall have the meaning set forth in Section 18 (Term).
“Indemnittee”	shall have the meaning set forth in Section 15(a) (Indemnification).
“Legacy Vehicle”	means any limited partnership, pooled investment vehicle or entity that is under common Control with or is managed by the Manager or its Affiliates; provided that Legacy Vehicle shall not include the Company and any of its Subsidiaries that invests, directly or indirectly, in RPI or Old RPI.
“Manager”	shall have the meaning set forth in the preamble of this Agreement.
“Old RPI”	means Royalty Pharma Investments, an Irish Unit Trust.
“Operating and Personnel Payment”	shall have the meaning set forth in Section 12 (Operating and Personnel Payment).
“Organizational Documents”	shall have the meaning set forth in the recitals of this Agreement.
“Original MSA”	shall have the meaning set forth in the recitals of this Agreement.
“Other Accounts”	means other funds, investment vehicles or accounts to which the Manager provides investment services.

“Person”	means a natural person, partnership, limited liability company, corporation, unincorporated association, joint venture, trust, state or any other entity or any governmental agency or political subdivision thereof.
“Pharmakon”	means Pharmakon Advisors LP, a Delaware limited partnership.
“Renewal Term”	shall have the meaning set forth in Section 18 (Term).
“Royalties”	means intellectual property (including patents) or other contractual rights to income derived from the sales of, or revenues generated by, pharmaceutical, biopharmaceutical, medical and/or healthcare products, processes, devices, or enabling and delivery technologies that are protected by patents, trademarks or copyrights, governmental or other regulations or otherwise by contract.
“Royalty Investment”	means (i) Royalties; (ii) ownership interests in any entities formed for the purpose of holding Royalties or substantially all of the assets of which consist of Royalties; (iii) any securities, investments or contracts that may provide a hedge for Royalties; (iv) fixed payment arrangements that have economic characteristics similar to Royalties or debt, including bonds, preferred stock and the debt component of any convertible or other hybrid security; and (v) other assets and investments considered by the Manager to be related to the foregoing.
“RP Holdings”	means Royalty Pharma Holdings Limited, a company established under the laws of England and Wales.
“RPI”	means Royalty Pharma Investments 2019 ICAV, a Irish Collective Asset-management Vehicle.
“RPI Group”	means RPI and its Subsidiaries.
“Shareholder”	means a shareholder of the Company.

“Subsidiary”	means any Other Account, Control of which is held directly or indirectly by the Company.
“VAT”	means any value added tax or any similar sales, use or turnover tax.
Section 2.Interpretation and Construction.
(a)In this Agreement, unless a clear contrary intention appears:
(i)common nouns and pronouns and any variation thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person, Persons or other reference in the context requires;
(ii)where specific language is used to clarify by example a general statement contained in this Agreement, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates;
(iii)“any” shall mean “one or more”;
(iv)‘‘including” and with correlative meaning “include” means including without limiting the generality of any description preceding such term; and
(v)all references to “funds”, “dollars” or “payments” shall mean United States dollars.
(b)The language used in this Agreement has been chosen by the parties to express their mutual intent, and no rule of construction or interpretation requiring this Agreement to be construed or interpreted against any party shall apply.
Section 3.Appointment of the Manager. The Manager shall act as manager to the Company and shall have the discretion to make all day-to-day decisions of the Company relating to its investment activities subject to the oversight, direction and control by the Board of Directors. The Manager shall act as the “alternative investment fund manager” of the Company for the purposes of The Alternative Investment Fund Managers Directive 2011/61/EU and the relevant implementing and related information thereunder, and shall do all such things and perform all such acts to maintain such status. The Manager undertakes to give the Company the benefit of its best judgment and efforts in rendering its services.
Section 4.Authority of the Manager. In connection with its obligations hereunder, the Manager shall have the authority for and in the name of the Company, subject to Section 5 (Policies of the Company) and Section 11 (Investments), to:
(c)invest the Company’s assets, through RP Holdings or any other Subsidiary;
(d)direct the formulation of investment policies and strategies for the Company, and select and approve the investment of Company funds, all in accordance with the provisions and limitations of this Agreement;

(e)open, maintain and close bank accounts and draw checks or other orders for the payment of money and open, maintain and close brokerage, money market fund and similar accounts;
(f)hire for usual and customary payments and expenses consultants, brokers, attorneys, accountants and such other agents for the Company as it may deem necessary or advisable, and authorize any such agent to act for and on behalf of the Company;
(g)enter into, execute, maintain and/or terminate contracts, undertakings, agreements and any and all other documents and instruments in the name of the Company and do or perform all such things as may be necessary or advisable in furtherance of the Company’s powers, objects or purposes or to the conduct of the Company’s activities, including entering into acquisition agreements to make or dispose of investments (or consenting or authorizing any Subsidiary to do the same) which agreements may include such representations, warranties, covenants, indemnities and guaranties as the Manager deems necessary or advisable;
(h)make, in its sole discretion, any and all elections for U.S. federal, state, local and foreign tax matters;
(i)manage, acquire or dispose of investments for the Company as permitted hereunder and under the Organizational Documents;
(j)vote, in its sole discretion, any shares, units or interests of any Subsidiary held by the Company or otherwise authorize, approve or adopt any matter presented to the holders of shares, units or interests of any Subsidiary held by the Company;
(k)engage attorneys, independent accountants, other service providers, investment banks, accountants and other advisers and such other Persons as the Manager may deem necessary or advisable;
(l)provide service providers and advisers to the Company, with such information and instructions as may be necessary to enable such service providers and advisers to perform their duties in accordance with the applicable agreements;
(m)authorize any partner, member, employee or other agent of the Manager or its Affiliates or other agent of the Company to act for and on behalf of the Company in all matters incidental to the foregoing; and
(n)do any and all acts on behalf of the Company as the Manager may deem necessary or advisable in connection with the maintenance and administration of the Company, and exercise all rights of the Company, with respect to their interest in any Person, including the voting of securities, participation in arrangements with creditors, the institution and settlement or compromise of proceedings and other like or similar matters.
The Company hereby appoints the Manager as its attorney-in-fact to act in the Company’s name, place and stead on behalf of the Company in any and all matters relating to the investment of the cash and other assets of the Company and to sign, execute and deliver any and every conceivable right (including, without limitation, any contract, agreement, instrument, consent, notice or acknowledgement) and to do all other acts and things and take any and every act or action, in each case in the Company’s name and on the Company’s behalf, which the

Manager in its sole discretion deems necessary or otherwise appropriate in the performance of its duties under this Agreement. The power of attorney hereby granted by the Company to the Manager pursuant to this Section shall remain in force during the continuance of this Agreement and all acts done and documents signed or executed by the Manager in good faith in the purported exercise of any authority conferred by or purport to this power of attorney shall for all purposes be valid and binding on the Manager.
Section 5.Policies of the Company. The activities engaged in by the Manager on behalf of the Company shall be subject to the policies, instructions, oversight and control of the Board of Directors. The Manager shall submit periodic reports to the Board of Directors regarding the Manager’s activities hereunder on at least a quarterly basis or as otherwise instructed by the Board of Directors from time to time.
Section 6.Notice to the Board of Directors. The Manager shall use commercially reasonable efforts to provide at least 72 hours (and, in any event at least 24 hours) prior written notice to the Board of Directors, in accordance with such procedures as they may specify from time to time upon written notice to the Manager, for any the following actions: (i) any investment involving greater than $50 million (measured at the time of investment), (ii) any incurrence of indebtedness for borrowed money or securitization (including any refinancing thereof) involving greater than $100 million(other than transactions for the purposes of hedging portfolio exposure) and (iii) any other material matter that is expressly designated by the Board of Directors in writing to the Manager as a matter requiring prior written notice.
Section 7.Covenant/Devotion of Time. Without consent of the Board of Directors, the Manager shall not be permitted to manage an Other Account that invests in or acquires Royalties, directly or indirectly, other than the Company, any Subsidiary and any Legacy Vehicle. The executives of the Manager must devote substantially all of their business time to managing the Company, its Subsidiaries and any Legacy Vehicle, unless otherwise approved (i) prior to the date of this Agreement, by the investment committee of Old RPI or RPI or (ii) subsequent to the date of this Agreement, by the Board of Directors. Any action that has been approved by the investment committee of Old RPI or New RPI or the Board of Directors as set forth in the immediately preceding sentence shall be set forth on Exhibit B.
Section 8.Non-Competition and Non-Solicit.
(o)Every named executive officer of the Manager shall not during its tenure as an executive of the Manager and for a period of 18-months following the termination of its engagement with or employment by the Manager directly or indirectly, (i) close, advise, manage or act as the general partner, investment manager, investor, consultant, independent contractor, servicer, advisor, director, officer, member, manager or employee to, of, in or for any Competing Fund or (ii) solicit the services of any Person who is then an employee of the Manager or solicit any investor or potential investor in the Company or any Other Account.
(p)Each of the Manager and its Affiliates shall not during the time it is acting as manager or general partner or in a similar capacity for the Company and for a period of 12-months following any termination of this Agreement for Cause or nonrenewal by the Manager directly or indirectly, close, advise, manage or act as the general partner, investment manager, investor, consultant, independent contractor, servicer, advisor, director, officer, member, manager or employee to, of, in or for any Competing Fund.
Section 9.Status of the Manager. The Manager shall, for all purposes hereof, be an independent contractor and not an employee of the Company and nothing in this

Agreement shall be construed as making the Company a partner or co-venturer with the Manager or any of its Affiliates or Other Accounts. The Manager shall not have authority to act for, represent, bind or obligate the Company, except as specifically provided in this Agreement.
Section 10.Succession Plan. The Manager has established the succession plan attached hereto as Exhibit A.
Section 11.Investments. All investments of the Company and other activities undertaken by the Manager on behalf of the Company shall at all times conform to and be in accordance with the requirements imposed by the following:
(q)any provisions of applicable law and regulation;
(r)provisions of the Organizational Documents; provided, however, that the Manager shall not be bound by any update, modification or amendment of any Organizational Document unless and until it has been given notice thereof and has been provided with a copy of such update, modification or amendment; and
(s)without prejudice to Section 6 (Notice to the Board of Directors), such policies, compliance procedures and reporting requirements as may be adopted from time to time by the Board of Directors; provided, however, that the Manager shall not be bound by any such policies, unless and until it has been given notice thereof.
Section 12.Operating and Personnel Payment.
(t)The Manager shall receive a quarterly operating and personnel payment of GBP 100,000 exclusive of VAT (the “Operating and Personnel Payment”). The Operating and Personnel Payment shall be payable quarterly in advance as of the first Business Day of each fiscal quarter. The Company and its Subsidiaries shall have no personnel of their own. For any partial fiscal quarter in respect of which the Operating and Personnel Payment is being paid, the Company shall pay only a proportionate amount thereof based on the number of days in such fiscal quarter. If this Agreement is terminated for Cause during a quarter, the Manager shall refund to the Company the amount of the Operating and Personnel Payment allocable to that portion of the fiscal quarter following such termination and no further Operating and Personnel Payment shall be payable to the Manager hereunder.
(u)To the extent that an investment of the Company is made through a Subsidiary other than RPI, then the Company shall cause such Subsidiary to enter into a management agreement with the Manager on substantially the same terms as the Management Agreement between the Manager and RPI, including with respect to any operating and personnel payment.
Section 13.Expenses of the Manager. The Manager or its Affiliates, but not the Company or any of its Subsidiaries or any Shareholder, shall bear and be charged with the following costs and expenses of the Company’s activities (including, in each case, any related VAT): (a) any costs and expenses of providing to the Company the office overhead necessary for the Company’s operations, including, but not limited to, rent and other normal overhead and operating expenses; (b) the compensation of the Manager’s personnel, including, but not limited to, benefits, and other expenses for such personnel; and (c) similar expenses to the extent that such expenses are not subject to reimbursement by the Company pursuant to Section 14 (Company Expenses).

Section 14.Company Expenses. The Company shall bear and be charged with all expenses of the Company and its Subsidiaries (through its investment in such Subsidiaries) other than expenses that are expressly borne by the Manager pursuant to Section 13 (Expenses of the Manager) including, without limitation, the following costs and expenses of the Company (including, in each case, any related VAT):
(v)all administrative and operating expenses incurred on its behalf, including interest and financing expenses, expenses of custodians, administrators, accountants, auditors and outside counsel, the cost of the preparation of financial statements, reports to Shareholders, the annual audit, financial and tax returns and tax reports required for the Company and the Shareholders, extraordinary items such as litigation and indemnification expenses, and any taxes, fees or other government charges levied against the Company;
(w)independent valuation expenses (if applicable);
(x)expenses incurred in providing any reporting to Shareholders or regulatory reporting, printing and mailing costs;
(y)third party research costs and expenses;
(z)administrative expenses (including any fee payable to an administrator, if appointed by the Company), government fees and taxes (if any);
(aa)expenses incurred in connection with any meeting of the Shareholders, including, without limitation, travel, meal and lodging expenses and ancillary activities related thereto;
(ab)fees and expenses related to regulatory compliance burdens of the Company or any Subsidiary or any investment of any Subsidiary, including compliance with FATCA;
(ac)any registration or filing fees relating to the Company or any Subsidiary;
(ad)all out-of-pocket costs and expenses, if any, incurred in analyzing, conducting due diligence, holding, developing, negotiating, structuring, acquiring and disposing of investments and prospective investments, whether or not ultimately made, and disposing of actual investments, including without limitation any financing, legal, accounting, advisory and consulting expenses in connection therewith (to the extent the Manager is not otherwise reimbursed by another party or the costs are not capitalized as part of the acquisition price of the transaction);
(ae)expenses (including travel expenses) incurred in connection with investigating investment opportunities, developing business opportunities for the Subsidiaries of the Company and monitoring their investments (including attending medical and industry conferences);
(af)interest on and fees and expenses arising out of all borrowings made by or on behalf of the Company, including, but not limited to, the arranging thereof;

(ag)costs of any litigation, Directors & Officers liability or other insurance and indemnification or extraordinary expense or liability relating to the affairs of the Company;
(ah)expenses of liquidating the Company;
(ai)any taxes, fees or other governmental charges levied against the Company and all expenses incurred in connection with any tax audit, investigation, settlement or review of the Company;
(aj)any expenses in connection with the Board of Directors;
(ak)contributions to charities, research hospitals and academic institutions reasonably related to the life sciences industry and the cost of sponsoring life science industry conferences and marketing events in each case, to strengthen the “Royalty Pharma” brand and relationships in the life sciences community; provided that the expenses set forth in this clause shall not exceed 0.25% of annual Cash Receipts during any fiscal year (measured as of the end of such fiscal year);
(al)legal and accounting fees and expenses and other expenses incurred by the Company in connection with the preparation for, and conduct and closing of any offering of additional shares in the Company;
(am)the Company’s pro rata share of the expenses incurred in the formation of any Subsidiary; and
(an)any costs and expenses incurred in connection with the contemplation of, formation of, listing and ongoing operation of the Company, including any third-party expenses of managing the Company, such as accounting, audit, legal, reporting, compliance, administration (including directors’ fees), financial advisory, consulting, investor relations, and insurance expenses relating to the affairs of the Company.
The Company shall promptly reimburse the Manager or any of its Affiliates, as the case may be, to the extent that any of the costs and expenses set forth in this Section 14 are paid by such entities.
Section 15.Exculpation.
(ao)To the fullest extent permitted by law, none of the Manager, its Affiliates (including EPA Holdings) and their respective officers, directors, stockholders, members, employees, agents and partners, and any other person who serves at the request of the Manager on behalf of the Company as an officer, director, employee or agent of, or with respect to, any other entity (each, an “Indemnitee”) shall be liable to the Company or any Subsidiary or any Shareholder for (i) any act or omission taken or suffered by an Indemnitee in connection with the conduct of the affairs of the Company or otherwise in connection with this Agreement or the matters contemplated herein, unless such act or omission resulted from fraud, bad faith, willful misconduct, gross negligence, a material breach of this Agreement which is not cured in accordance with the terms of this Agreement or a violation of applicable securities laws by such Indemnitee, and except that nothing herein shall constitute a waiver or limitation of any rights which a Shareholder of the Company may have under applicable securities laws or other laws and which may not be waived, or (ii) any mistake, negligence, dishonesty or bad faith of any broker or other agent of the Company selected and monitored by the Manager with reasonable care.
(ap)To the extent that, at law or in equity, the Manager has duties (including fiduciary duties) and liabilities relating thereto to the Company or another Shareholder, the Manager acting under this Agreement or refraining from taking action under this Agreement, shall not be liable to the Company or to any such other Shareholder for its actions or inaction, taken or suffered in good faith and in reliance on the provisions of this Agreement, provided, that such action or inaction does not constitute fraud, bad faith, willful misconduct or gross negligence. The provisions of this Agreement, to the extent that they expand or restrict the duties and liabilities of the Manager otherwise existing at law or in equity, are agreed by the Shareholders to modify to that extent such other duties and liabilities of the Manager.
(aq)The Manager may consult with legal counsel and accountants selected by it and any act or omission taken or suffered by it on behalf of the Company or in furtherance of the interests of the Company, taken or suffered in good faith and in reasonable reliance thereon, upon and in accordance with the advice of such counsel or accountants shall be full justification for any such act or omission, and the Manager shall be fully protected and held harmless in so acting or omitting to act; provided, such counsel or accountants were selected and monitored with reasonable care. Notwithstanding any of the foregoing to the contrary, the provisions of this Section shall not be construed so as to provide for the exculpation of any Indemnitee for any liability (including liability under U.S. federal or state securities laws (which includes liability for violation of the anti-fraud provisions contained in Section 206 of the Advisers Act) which, under certain circumstances, impose liability even on Persons that act in good faith), to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Section to the fullest extent permitted by law.
Section 16.Indemnification.
(ar)To the fullest extent permitted by law, the Company shall indemnify and save harmless each Indemnitee from and against any and all claims, liabilities, damages, losses, penalties, actions, judgments, costs and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) of any nature whatsoever, known or unknown, liquidated or unliquidated, that are incurred by any Indemnitee or to which such Indemnitee may be subject by reason of its activities on behalf of the Company or any of its Subsidiaries or in furtherance of the interests of the Company or otherwise arising out of or in connection with the affairs of the Company, its Subsidiaries or Affiliates, including the performance by such Indemnitee of any of the Manager’s responsibilities under this Agreement and/or under the governing documents of any Subsidiary or otherwise in connection with the matters contemplated herein or therein; provided, that: (i) an Indemnitee shall be entitled to indemnification hereunder only to the extent that such Indemnitee’s conduct did not constitute fraud, bad faith, willful misconduct, gross negligence, a material breach of this Agreement which is not cured in accordance with the terms of this Agreement or a violation of applicable securities laws; (ii) nothing herein shall constitute a waiver or limitation of any rights which a Shareholder or the Company may have under applicable securities laws or other laws and which may not be waived; and (iii) the Company’s obligations hereunder shall not apply with respect to (x) economic losses or tax obligations incurred by any Indemnitee as a result of such Indemnitee’s ownership of an interest in the Company or in Royalty Investments, (y)

expenses of the Company that an Indemnitee has agreed to bear or (z) amounts recoverable by the Indemnitee from other sources (including without limitation insurance) as provided in Section 16(d). The satisfaction of any indemnification and any saving harmless pursuant to this Section shall be from and limited to Company assets, and no Shareholder shall have any personal liability on account thereof. The conduct of the Manager and EPA Holdings shall be attributed to one another for purposes of determining whether indemnification is available pursuant to this Section and whether conduct meets the standards set forth in Section 15 (Exculpation).
(as)Expenses reasonably incurred by an Indemnitee in defense or settlement of any claim that may be subject to a right of indemnification hereunder shall be advanced by the Company prior to the final disposition thereof upon receipt of an undertaking by or on behalf of the Indemnitee to repay such amount to the extent that it shall be determined ultimately that such Indemnitee is not entitled to be indemnified hereunder.
(at)The right of any Indemnitee to the indemnification provided herein shall extend to such Indemnitee’s heirs, executors, administrators, successors, assigns and legal representatives and shall be cumulative of, and in addition to, any and all rights to which such Indemnitee may otherwise be entitled by contract or as a matter of law or equity. Notwithstanding the foregoing, no Indemnitee may have any other rights to indemnification from the Company or enter into, or make any claim under, any other agreement with the Company (whether direct or indirect) providing for indemnification except as otherwise set forth in this Agreement.
(au)Any Person entitled to indemnification from the Company hereunder shall first seek recovery under any other indemnity or any insurance policies by which such Person is indemnified or covered, as the case may be, but only to the extent that the indemnitor with respect to such indemnity or the insurer with respect to such insurance policy provides (or acknowledges its obligation to provide) such indemnity or coverage on a timely basis, as the case may be, and, if such Person is other than the Manager, such Person shall obtain the written consent of the Manager prior to entering into any compromise or settlement which would result in an obligation of the Company to indemnify such Person; and if liabilities arise out of the conduct of the affairs of the Company and any other Person for which the Person entitled to indemnification from the Company hereunder was then acting in a similar capacity, the amount of the indemnification provided by the Company shall be limited to the Company’s proportionate share thereof as determined by the Manager in light of its fiduciary duties to the Company and the Shareholders.
(av)Notwithstanding any of the foregoing to the contrary, the provisions of this Section shall not be construed so as to provide for the indemnification of any Indemnitee for any liability (including liability under U.S. federal or state securities laws (which includes liability for violation of the anti-fraud provisions contained in Section 206 of the Advisers Act) which, under certain circumstances, impose liability even on Persons that act in good faith), to the extent (but only to the extent) that such indemnification would be in violation of law, but shall be construed so as to effectuate the provisions of this Section to the fullest extent permitted by law.
Section 17.Limitations on Reference to the Manager. The Company shall not distribute or circulate any sales literature, promotional or, save where required by applicable law, regulation or court order, other material which contains any reference to the Manager without the prior approval of the Manager, and, where practicable, shall submit in draft form all such materials requiring approval of the Manager, allowing sufficient time for review by the Manager and its counsel prior to any deadline for printing. If the Manager ceases to furnish services to the Company, the Company at its expense:
(aw)as promptly as practicable, shall take all necessary action to cause the Organizational Documents to be amended to eliminate any reference to the Manager; and
(ax)within 60 days after the Effective Date, shall cease to use in any other manner, including use in any sales literature or promotional material, the name of the Manager, save where required by applicable law, regulation or court order.
Section 18.Term. This Agreement shall have an initial term of ten years (the “Initial Term”) ending on July 1, 2030 and shall have successive automatic renewal terms of three years thereafter (each, a “Renewal Term”), unless terminated by the Manager or the Company on at least 180 days’ prior written notice to the other party prior to the expiration of the Initial Term or any Renewal Term. The Manager and the Company shall meet to discuss renewal at least one year prior to the expiration of the Initial Term and any Renewal Term.
Section 19.Removal. Subject to the following provisions of this Section, during the Initial Term and each Renewal Term, this Agreement may only be terminated by the Company for Cause. If the Management Agreement with RPI, Old RPI, RP Holdings or any other Subsidiary is terminated for Cause then this Agreement shall automatically be terminated. The Company shall have the right to terminate the Manager following (i) a determination of Cause by a court or governmental body of competent jurisdiction in a final judgement or (ii) an admission of Cause by the Manager or EPA Holdings. In the event that Mr. Legorreta commits an act constituting Cause (while he is acting as chief executive officer of the Company), such action shall be imputed to EPA Holdings and the Manager. Any act constituting Cause committed by any other executive of EPA Holdings or the Manager (including Mr. Legorreta if he is no longer acting as chief executive officer of the Company) shall not be imputed to EPA Holdings and the Manager if the Manager terminates such executive’s engagement with, employment by or relationship with the Manager and EPA Holdings within such reasonable period of time as may be agreed to by the Board of Directors; provided that if such executive is not terminated within such period of time then such Cause event shall be imputed to EPA Holdings and the Manager.
Section 20.Choice of Law. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all of the terms and provisions hereof shall be governed by and construed under the laws of the State of New York applicable to contracts made and to be entirely performed in such state.
Section 21.Confidentiality. Save as may be required by law or by any regulatory authority or agency or as may otherwise be contemplated by this Agreement, each of the parties hereto hereby covenants and undertakes with the other party hereto to keep secret and confidential and not to disclose to any person any Confidential Information PROVIDED HOWEVER that no party shall be required to keep secret and confidential any Confidential Information which has properly entered the public domain otherwise than through the default of such party save where the parties are compelled to do so by any self-regulatory body or by law. No public announcement shall be made or circular, notice or advertisement issued in connection with the subject matter of this Agreement by either of the parties hereto without the prior approval of the other party hereto
Section 22.Severability. If any provision of this Agreement is invalid or unenforceable under any applicable law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such applicable law. Any provision hereof which may be held invalid or unenforceable under any applicable law shall not affect the validity or enforceability of any other provisions hereof, and to this extent the provisions hereof shall be severable.
Section 23.Force Majeure. The Manager shall not be responsible for any loss of or damage to any property, securities, instruments or other assets of the Company for any failure to fulfil any of its duties hereunder if such loss, damage or failure is directly or indirectly caused by or due to any act of God, storm, tempest, accident, fire, water damage, riot, civil commotion, rebellion, strike, lock-out, government or military action or any other cause or circumstance beyond the control of the Manager, provided that the Manager shall use all reasonable efforts to minimize the effects thereof.
Section 24.Forum. To the fullest extent permitted by law, in the event of any proceeding arising out of the terms and conditions of this Agreement, the parties hereto irrevocably (i) consent and submit to the exclusive jurisdiction of the Supreme Court, State of New York, New York County and of the U.S. District Court for the Southern District of New York, (ii) waive any defense based on doctrines of venue or forum non conveniens, or similar rules or doctrines, and (iii) agree that all claims in respect of such a proceeding must be heard and determined exclusively in the Supreme Court, State of New York, New York County or the U.S. District Court for the Southern District of New York. Process in any such proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.
Section 25.Notices.
(ay)Each notice relating to this Agreement shall be in writing and delivered in person, by registered or certified mail, by Federal Express or similar overnight courier service, by electronic mail (e-mail) to the address or e-mail address on record.
(az)Unless otherwise specifically provided in this Agreement, a notice shall be deemed to have been effectively given when delivered personally, if delivered on a Business Day; the next Business Day after personal delivery, if delivered personally on a day that is not a Business Day; four Business Days after being deposited in the United States mail, postage prepaid, return receipt requested, if mailed; on the next Business Day after being deposited for next day delivery with Federal Express or similar overnight courier; and when a reply e-mail acknowledging receipt is received by the sender, if e-mailed.
Section 26.Entire Agreement. This Agreement contains all of the terms agreed upon or made by the parties relating to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.
Section 27.Amendments and Waivers. No provision of this Agreement may be amended, modified, waived or discharged except as agreed to in writing by the parties. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
Section 28.Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit the Company, the Manager, each Indemnified Party and their respective successors and permitted assigns. Any Person that is not a signatory to this Agreement but is nevertheless conferred any rights or benefits hereunder (e.g., officers, partners and employees of the Manager and others who are entitled to indemnification hereunder) shall be entitled to such rights and benefits as if such Person were a signatory hereto, and the rights and benefits of such Person hereunder may not be impaired without such Person’s express written consent. No assignment (as that term is defined under the Advisers Act) by either party of all or any portion of its rights, obligations or liabilities under this Agreement shall be permitted without the prior written consent of the other party to this Agreement.
Section 29.Headings. The headings of the Sections of this Agreement are for convenience of reference only, and are not to be considered in construing the terms and provisions of this Agreement. References to “Section” in this Agreement shall be deemed to refer to the indicated Section of this Agreement, unless the context clearly indicates otherwise.
Section 30.Discretion; Good Faith. Whenever in this Agreement the Manager is permitted or required to make a decision (i) in its “discretion” or under a grant of similar authority or latitude, the Manager shall be entitled to consider such interests and factors as it desires, including its own interests, or (ii) in its “good faith” or under another express standard, the Manager shall act under such express standard, shall not be subject to any other or different standard imposed by applicable law and may exercise its discretion differently with respect to different investors.
Section 31.Counterparts. Counterparts may be executed through the use of separate signature pages or in any number of counterparts with the same effect as if the parties executing such counterparts had all executed one counterpart. Each party understands and agrees that any portable document format (PDF) file, facsimile or other reproduction of its signature on any counterpart shall be equal to and enforceable as its original signature and that any such reproduction shall be a counterpart hereof that is fully enforceable in any court or arbitral panel of competent jurisdiction.
Section 32.Survival. The provisions of the Section entitled Operating and Personnel Payment (only to the extent that the Operating and Personnel Payment is earned by the Manager prior to termination of this Agreement), and the Sections entitled Covenant/Devotion of Time, Non-Competition, Succession Plan, Exculpation, Indemnification, Limitations on Reference to the Manager, Choice of Law, Forum, Notices, Entire Agreement, Binding Effect; Assignment, Survival and Waiver of Jury Trial shall survive the termination of this Agreement.
Section 33.Waiver of Jury Trial. EACH PARTY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW IN ANY PROCEEDING ARISING OUT OF THE TERMS AND CONDITIONS OF THIS AGREEMENT. THIS WAIVER APPLIES TO ANY PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EACH PARTY ACKNOWLEDGES THAT IT HAS RECEIVED THE ADVICE OF COMPETENT COUNSEL.
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IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date first set forth above.

ROYALTY PHARMA PLC By: /s/ Pablo Legorreta Name: Pablo Legorreta Title: Director	RP MANAGEMENT, LLC By: /s/ George Lloyd Name: George Lloyd Title: Executive Vice President, Investments & General Counsel

Signature Page to Amended and Restated Management Agreement

Exhibit A - Succession Plan
Succession
The Compensation Committee of the Board of Directors, in consultation with the Manager, will develop temporary and permanent succession plans for senior management of the Manager, including Pablo Legorreta, Terrance Coyne, Chris Hite, George Lloyd, and James Reddoch. These succession plans will be updated and reviewed periodically with the Compensation Committee, which will report to the Board of Directors.
Temporary Succession Plan
The temporary succession plan:
•will provide a plan for filling the position of the CEO and other member of the senior management on a temporary basis if such person is incapacitated, quits, is terminated, or is otherwise unable to fulfill his duties (“Unavailable”);
•will name one or more current members of senior management of the Manager as potential interim CEO(s) in the event Mr. Legorreta or his successor is Unavailable; and
•will also address potential replacements, contingent hires and/or other temporary arrangements for other members of the senior management of the Manager in the event such person is Unavailable.
The Compensation Committee, in consultation with the Manager, will assess and provide feedback to the Manager regarding the Manager’s senior management team, with the objective of evaluating the Manager’s internal capabilities to handle an executive transition, including the ability of certain executives to assume other senior executive roles on an interim or permanent basis, should it become necessary.
The Board of Directors will meet promptly following the triggering of the temporary succession plan to begin discussions regarding a permanent replacement for the CEO or other members of senior management.
Permanent Succession
If the CEO or another member of senior management of the Manager is Unavailable, that Unavailability is expected to be permanent, and the temporary succession plan does not provide a replacement for that member of senior management that is approved as a long-term replacement for that position by a majority of the independent directors of the Board of Directors, the Manager, in consultation with the Compensation Committee of the Board of Directors, will immediately retain an executive recruiting firm to begin a search process for a permanent replacement for the position in question. The search for a permanent successor may include current members of senior management of the Manager, whether or not named in the proposed in the temporary succession plan. The appointment of any permanent successor to the CEO shall be subject to the consent of a majority of the independent directors of the Board of Directors.

Exhibit B –Approved Actions
•Pablo Legorreta acting as a trustee, executor, administrator, manager, investment advisor, consultant or in any other similar capacity solely for, on behalf of, with respect to or in connection with any Legorreta Family Trust or Legorreta Family Entity. For purposes of the foregoing, (a) a “Legorreta Family Trust” shall mean (i) any trust established at any time by any Legorreta Family Member for the primary benefit of one or more Legorreta Family Members and/or (ii) the estate of any deceased Legorreta Family Member; (b) a “Legorreta Family Entity” shall mean a corporation, partnership limited liability company or similar entity the sole shareholders, members or partners of which are one or more Legorreta Family Members; (c) a “Legorreta Family Member” shall mean: (i) Pablo Legorreta, (ii) a spouse or former spouse of Pablo Legorreta, (iii) a descendant of Pablo Legorreta, (iv) a grandparent of Pablo Legorreta or of any spouse or former spouse of Pablo Legorreta, (v) a descendant of such a grandparent, and/or (vi) a spouse or former spouse of any descendant described in (iii) and (v); and (d) the word “descendant” shall include any individual adopted prior to the age of 18 years and any descendant of such an individual.
•Pablo Legorreta is a co-founder of and has significant influence over Pharmakon Advisors, LP (“Pharmakon”). Mr. Legorreta owns a 33% economic interest in Pharmakon.
•The Manager is affiliated and shares physical premises with ITB-Med AB (“ITBMed”), which is a biopharmaceutical company. ITB-Med leases office space under a lease from the Manager. Pablo Legorreta is also a substantial equity holder of ITB-Med’s parent entity and has the right to appoint a portion of the board members of such parent entity
•Pablo Legorreta serving as a member of the board of directors of New York Academy of Sciences, Rockefeller University, Brown University, the Hospital for Special Surgery, Pasteur Foundation (the U.S. affiliate of the French Institute Pasteur), Open Medical Institute, Park Avenue Armory, Epizyme, Inc., ITB-Med Pharmaceuticals, Nefro Health and ProKidney, LLC
•Pablo Legorreta is Honorary Chairman of Alianza Médica para la Salud
•Christopher Hite serving as a member of the advisory board of FasterCures